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                              PAMECO CORPORATION


                Filing Type:  15-12G
                Description:  Certification of Termination of
                              Registration
                Filing Date:
                 Period End:  N/A


           Primary Exchange:  N/A
                     Ticker:  N/A
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                               Table of Contents

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                                     15-12G
15-12G.......................................................................  1
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON,  D.C.  20549

                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 001-12837


                              PAMECO CORPORATION
         --------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



            651 CORPORATE CIRCLE, GOLDEN, COLORADO 80401; (303) 568-1200
        ------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    COMMON STOCK, $.01 PAR VALUE PER SHARE
      --------------------------------------------------------------------
           (Title of each class of securities covered by this Form)


                                     None
  -----------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under Section 13 (a) or 15(d) remains)


          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [X]         Rule 12h-3(b)(1)(i)  [X]
            Rule 12g-4(a)(1)(ii) [ ]         Rule 12h-3(b)(1)(ii) [ ]
            Rule 12g-4(a)(2)(i)  [ ]         Rule 12h-3(b)(2)(i)  [ ]
            Rule 12g-4(a)(2)(ii) [ ]         Rule 12h-3(b)(2)(ii) [ ]
                                             Rule 15d-6           [ ]


    Approximate number of holders of record as of the certification or notice date: Two
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    Pursuant to the requirements of the Securities Exchange Act of 1934, Pameco
Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                     PAMECO CORPORATION


Date:  May 29, 2001                   By: /s/ Dixon R. Walker
                                          -------------------------------------
                                          Dixon R. Walker
                                          President and Chief Executive Officer